Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Apergy Corporation of our report dated March 5, 2018, except for Note 20 and the change in the manner in which the Company accounts for certain cash receipts and cash payments discussed in Note 2 to the combined financial statements, as to which the date is November 14, 2018, relating to the financial statements and financial statement schedule of Apergy Corporation (formerly known as Wellsite Corporation), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 14, 2018